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                 Modem Media Acquires Internet Engineering and
                   Information Architecture Specialist, vivid

 Deal Reinforces Customer-Focused E-Business Building and Marketing Leadership

Norwalk, CT, Dec. 20, 1999 - Modem Media . Poppe Tyson (NASDAQ: MMPT) a leading builder and marketer of customer-focused e-businesses, announced today a definitive acquisition agreement with privately-held vivid, for approximately $64 million in common stock and cash. Based in San Francisco with 100 employees, vivid is a premier e-commerce developer focused on strategic online ventures. The transaction is expected to close in January 2000, at which time vivid will be integrated with Modem Media's San Francisco office.

vivid significantly strengthens Modem Media by:

 . Meeting strong client demand for a greater depth of expertise and service offerings in systems architecture and web engineering; information architecture and design; and strategic consulting.

 . Combining Modem's strength in guiding worldwide e-business development for the Fortune 500 with vivid's proven incubation and development of online ventures. This reinforces Modem Media's leadership as a full service provider of e-business building and marketing services for both global companies and well-backed Internet start-ups.

 . Creating new shareholder value by leveraging vivid's success in launching
  Internet start-ups through its Online Ventures practice and participating in their growth through equity-based compensation.

"Modem's acquisition of vivid is in line with our customer-focused e-business strategy and enables us to implement complex e-commerce sites quickly and market them more effectively. vivid's engineering prowess and proven information architecture and design methodologies augment our ability to provide exceptional strategic guidance and complete end-to-end services for our clients," said G.M. O'Connell, Chairman and CEO of Modem Media. "Modem will leverage these combined strengths to create more powerful personalized services that help our clients build better relationships with their customers and thus drive better e-business performance."

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According to a recent report by Forrester Research, Inc., the market for U.S. e-
commerce services is expected to grow from $10.6 billion today to $64.8 billion by 2003. Forrester anticipates that four services - strategy, marketing, design and technical - will contribute to a compound annual growth rate of 74%. With the acquisition of vivid, Modem Media furthers its position as a leading provider of these services, and leverages these offerings to provide clients with superior Internet and e-business solutions.

"We are thrilled to join Modem. The synergies between the service offerings and expertise of Modem Media and vivid are significant," said Craig Wingate, President and CEO of vivid. "Modem's excellence in developing and marketing customer focused e-businesses when merged with vivid's deep expertise in creating innovative online experiences and sophisticated engineering solutions will provide customers with unmatched capabilities in the marketplace. It also creates a dominant presence on the West Coast that will be leveraged throughout the world. This is a relationship which truly benefits our clients, employees, and partners."

Modem Media is successfully managing strong growth, driving year-on-year revenues up over 90% from $10.9 million to $21.1 million in the quarter ended September 30, 1999. This transaction brings the company's worldwide employee base to approximately 700, with approximately 180 employees located in San Francisco. The West Coast office will service Fortune 500 clients including Intel, Toyota and Sony Entertainment of America as well as pure Internet companies including E*TRADE, Women.com, OpenAuto.com, EventSource.com and Startups.com. In addition, Modem Media San Francisco will continue to execute industry leading e-business development, information architecture and design for American Century, The Industry Standard and The Webby Awards.

The Company also stated that the transaction consideration consists of approximately 227,000 shares of Modem Media stock, the assumption of 605,000 options and $10.4 million in cash.

About Modem Media

Modem Media (http://www.modemmedia.com) is a leading builder and marketer of
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customer-focused e-businesses for world-class brands. Based on customer-driven insights, Modem Media identifies e-business opportunities, and utilizes its conceptual, technological and marketing expertise to build, distribute and manage unique e-business solutions for its clients. Headquartered in
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Norwalk, Conn., Modem Media.s expanding global presence includes offices in New
York City, San Francisco, Toronto, London, Munich, Tokyo, Hong Kong and an affiliate office in Sao Paolo. With more than 580 professionals worldwide, Modem Media has created customer-focused Internet solutions for global brands such as 3M, Citibank, Intel, Delta Air Lines, E*TRADE, General Electric, IBM, Sony Computer Entertainment of America, Unilever and Vodafone.

About vivid studios

vivid studios (http://www.vivid.com) specializes in building online ventures for
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start-up businesses and strategic initiatives within established companies. The company's award winning Internet-related services involve strategic planning, engineering, design, and project management. vivid clients include PBS Online, Gymboree, EventSource.com, OpenAuto.com, Startups.com, American Century, and The Webby Awards.

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This press release contains statements that are ``forward-looking'' within the meaning of applicable federal securities laws, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include the timing of the closing of the transaction, the timing, ability and cost to integrate the two companies, the timing of new projects and client initiatives, costs related to the expansion of the Company's business and marketing efforts and other factors more fully discussed in our filings with the Securities and Exchange Commission.